Exhibit 99.1

SINTX Technologies Shares Q3 2021 Revenue Update

SALT LAKE CITY, Oct. 14, 2021 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, announced today preliminary Q3 2021 revenue results and expectation of new Q4 2021 revenue from open orders of advanced ceramics prototypes.

Estimated revenue in Q3 2021 was approximately $240k which is more than the revenue in each of Q1 and Q2 2021 . Revenue came from three business areas, including monolithic silicon nitride for spinal implants and SN-PEEK for spinal implants, silicon nitride powder for an antipathogenic fabric application, and boron carbide torso plates for armor.

SINTX anticipates new revenue sources in Q4 with several open prototype orders we expect to fill with advanced silicon nitride for separate aerospace engine and rocket components, FleX SN powder for antipathogenic fabric, and an industrial boron carbide application.

SINTX continues to expand and gain momentum within the key areas of its business and looks forward to providing a business update following the release of the Quarterly Report on Form 10-Q for Q3 2021.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes advanced ceramics for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of ceramics for external partners. The Company presently manufactures silicon nitride powders and components in its FDA registered, ISO 13485:2016 certified, and ASD9100D certified manufacturing facility.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 22, 2021, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com

Media Inquiries for SINTX:

Amanda Barry

Director of Content & PR

The Summit Group

abarry@summitslc.com